Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stock split described in Note 10 and Note 20 to the consolidated financial statements has not been consummated at February 1, 2016. When it has been consummated, we will be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

February 1, 2016

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of AveXis, Inc. of our report dated October 16, 2015, except for the effects of the stock split described in Note 10 and Note 20, as to which the date is            , relating to the financial statements of Avexis, Inc., which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Dallas, Texas
[DATE]”